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                                                                    Exhibit 10.6

                       AMENDED EMPLOYMENT AGREEMENT

         THIS AMENDED EMPLOYMENT AGREEMENT (this "Agreement") is made at Cleveland, Ohio, as of July 18, 2002, between KEYCORP, an Ohio corporation ("Key"), and HENRY L. MEYER III ("Meyer"). The original version of this Agreement was entered into by Key and Meyer as of May 15, 1997, and was amended as of each of November 20, 1997, July 21, 1999, and February 1, 2001. Further amendments are incorporated below in this Agreement which replaces and supersedes both the original version and those prior amendments.

         Meyer has been elected as Chairman of the Board of Directors, President, and Chief Executive Officer of Key. Key is entering into this Agreement in recognition of the importance of Meyer's services to the continuity of management of Key and based upon its determination that it will be in the best interests of Key and its Subsidiaries to encourage Meyer's continued attention and dedication to his duties on behalf of Key on into the future. (As used in this Agreement, the term "Subsidiaries" and certain other capitalized terms have the meanings ascribed to them in Section 25, at the end of this Agreement.)

         Key and Meyer agree, effective as of the date first set forth above (the "Effective Date"), as follows:

         1. Employment, Term. Key engages and employs Meyer to render such services in the administration and operation of its affairs as, from time to time, may be specified by its Board of Directors in a manner consistent with his status as Chairman of the Board of Directors, President, and Chief Executive Officer, all in accordance with the terms and conditions of this Agreement, for a constantly renewing three year term, commencing on the Effective Date, so that the remaining term of employment under this Agreement shall always be three years, unless: (a) either party gives written notice to the other that the term shall no longer constantly renew (in which case, the term of employment under this Agreement will expire on the third anniversary of the giving of such notice) or (b) Meyer's employment under this Agreement is earlier terminated in accordance with the provisions of one of Sections 6.2 through 6.7 of this Agreement. Thus, for example, on July 19, 2002, the term of employment under this Agreement will be for three years until July 19, 2005; automatically, without any action by either party, the term will renew and extend itself on July 20, 2002 so as to be a three year term of employment until July 20, 2005; and so on with the term automatically extending on a daily basis so as always to be a three year term until either notice is given under clause (a) above or Meyer's employment is earlier terminated in accordance with the provisions of one of Sections 6.2 through 6.7 of this Agreement.

         2. Full-Time Services. Meyer will devote all his time and efforts to the service of Key, except for (a) usual vacation periods and reasonable periods of illness, (b) services as an officer and director of any Subsidiary of Key, and (c) services as a director or trustee of other corporations or organizations that are not in competition with Key or any Subsidiary, except that, Meyer shall obtain the prior approval of the Chairman of the Compensation and Organization Committee of Key's Board of Directors before accepting a position as director or trustee of any

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for profit entity, other than Lincoln Electric Holdings, Inc. (whether the entity is in corporate or other form).

         3. Executive Officer. Except as provided in the last sentence of this
Section 3, Meyer shall hold the offices of Chairman of the Board of Directors, President, and Chief Executive Officer of Key throughout the period of his employment under this Agreement. Meyer and Key may, at some point in time after the Effective Date, mutually agree that a different executive officer of Key should hold the title of President and report to Meyer while Meyer remains as Chairman of the Board of Directors and Chief Executive Officer of Key.

         4. Compensation. For all services to be rendered by Meyer to Key under this Agreement, including services as an officer, director, Chairman of the Board of Directors, or member of any committee of Key or of any Subsidiary, or any other services specified by the Board of Directors, Key shall pay to Meyer, in equal monthly or more frequent installments, Base Salary at a rate of not less than $950,000 per annum. The rate of Meyer's Base Salary shall be subject to increase from time to time at the discretion of the Compensation and Organization Committee of the Board of Directors and shall not be subject to decrease except and then only to the extent that there is an across-the-board salary reduction applicable to the executive officers of Key generally. In addition to being paid such Base Salary, Meyer shall participate fully in any incentive compensation, retirement, savings, stock option, restricted stock, disability, and other employee benefit and welfare plan or arrangement allowed or provided by Key in which he would otherwise be eligible for participation as an executive officer and employee of Key, and, to the extent not provided, Key shall pay or provide for the payment of benefits commensurate with Meyer's annual compensation.

         5. Certain Compensation Guaranties During Two Years following a Change of Control. For so long as Meyer remains in the employ of the Surviving Entity or one of its Subsidiaries during the period beginning on the day after any Change of Control and continuing through the second anniversary of that Change of Control (the period of Meyer's employment during that two year period being the "Guaranteed Compensation Period"), Meyer shall be entitled to the Incentive Compensation Guaranty set forth in Section 5.1 and to the Option/SAR Guaranty set forth in Section 5.2. For purposes of determining Meyer's entitlement to benefits under the Supplemental Retirement Plan, amounts received by Meyer in satisfaction of the Incentive Compensation Guaranty set forth in Section 5.1, to the extent allocable to long term incentive compensation that was taken into account in determining Average Annual Incentive Compensation, shall be deemed to be long term incentive compensation received by Meyer during the Guaranteed Compensation Period.

                  5.1 Guaranteed Level of Incentive Compensation. Except as otherwise provided in Section 5.3, the Surviving Entity shall cause Meyer to receive, during the Guaranteed Compensation Period, as incentive compensation, an amount that, on an annualized basis, is at least equal to Meyer's Average Annual Incentive Compensation. The guaranty set forth in the immediately preceding sentence (the "Incentive Compensation Guaranty") establishes a minimum amount of incentive compensation that must be paid to Meyer with respect to Meyer's employment during the Guaranteed




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         Compensation Period. Except as and to the extent otherwise permitted by any of the provisions of Section 5.3:

                  (a) The Surviving Entity shall make payments to Meyer in cash that satisfy the Incentive Compensation Guaranty quarterly in arrears, within 30 days after the end of each calendar quarter for each quarter or portion thereof during the Guaranteed Compensation Period;

                  (b) If Meyer's employment is terminated for any reason other than Cause, all unpaid guaranteed incentive compensation with respect to the Guaranteed Compensation Period shall be paid to Meyer by the Surviving Entity in a lump sum within 30 business days following the Termination Date; and

                  (c) If Meyer's employment is terminated by the Surviving Entity for Cause, the Surviving Entity shall not be required to pay to Meyer any amount of incentive compensation otherwise payable at any time on or after the Termination Date.

                  5.2 Guaranteed Participation in Stock Option and SAR Plans. During the Guaranteed Compensation Period, Meyer shall participate fully (at a level that is at least comparable to the level at which he participated in the last calendar year that ended before the date of the Change of Control and is at least equal to the highest targeted level at which other executive officers of the Surviving Entity participate) in each and every stock option and stock appreciation right plan in which executive officers of the Surviving Entity generally participate. The guaranty of full participation set forth in this Section 5.2 is hereinafter sometimes referred to as the "Option/SAR Guaranty."

                  5.3 Exceptions to and Alternative Means of Satisfying the Incentive Compensation Guaranty. For purposes of the exceptions and alternative means of satisfying the Incentive Compensation Guaranty that are set forth in this Section 5.3, the Incentive Compensation Guaranty shall be deemed to be made up of two parts, the "Short Term Part" and the "Long Term Part," each of which shall bear the same proportion, respectively, to the entire Incentive Compensation Guaranty as Average Short Term Incentive Compensation and Average Long Term Incentive Compensation bear, respectively, to Average Annual Incentive Compensation.

                  (a) Bona fide Short Term Incentive Compensation Plan Exception. If (i) the Surviving Entity maintains a bona fide short term incentive compensation plan that (x) would satisfy the Short Term Part if Meyer received short term incentive compensation under that plan at Meyer's target level (as the target level is specified under that plan) and (y) specifies a target level for Meyer that is the highest target level for any executive employed by the Surviving Entity; (ii) the Surviving Entity, in administering that plan in good faith and without discriminating against Meyer, utilizes a performance factor that is intended to rate the corporation's overall performance for the short term compensation cycle in question;
                  (iii) that performance factor is uniformly applied (either in establishing an incentive compensation pool or against each participant's target) to all



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                  participants in the plan; and (iv) the application of that factor reduces the short term incentive compensation payable under that plan to a level below Meyer's target level; then payment of the short term incentive compensation, if any, due to Meyer at the reduced level under that plan shall satisfy the Surviving Entity's obligation under the Short Term Part for that particular short term compensation cycle.

                  (b) Annual Payment Exception. If the Surviving Entity maintains a bona fide short term incentive compensation plan that would satisfy the Short Term Part if Meyer received short term incentive compensation under that plan at Meyer's target level and that plan provides for payment of all amounts earned at regularly scheduled times not less frequently than once a year, the Surviving Entity may satisfy the Short Term Part by paying incentive compensation to Meyer under that plan (at not less than Meyer's target level or as reduced if permitted by 5.3(a) above) at those regularly scheduled times, except that if Meyer's employment terminates for any reason other than Cause, the Surviving Entity shall make payments under that plan, pro rated to include all periods within the Compensation Guaranty Period as to which Meyer has not yet received incentive compensation under that plan, within 30 business days after the Termination Date.

                  (c) Issuance of Restricted Stock Alternative. As an alternative to paying Meyer cash to satisfy the Long Term Part, the Surviving Entity may continue to make LTIC Restricted Stock Grants to Meyer each year during the Guaranteed Compensation Period that:

                           (i) are made during the same calendar quarter of the year as the calendar quarter during which Key made such a grant to Meyer in the last calendar year that ended before the beginning of the Guaranteed Compensation Period;

                           (ii) have a Fair Market Value that on an annual basis is at least equal to Meyer's Average Long Term Incentive Compensation;

                           (iii) provide for time lapsed vesting of the restricted stock subject to the grant so that the entire grant will be fully vested not later than the third anniversary of the date of grant if Meyer continues to be employed through that date; and

                           (iv) have the further provision that, upon any termination of Meyer's employment other than a termination for Cause (including, without limitation, any termination by reason of death, disability, voluntary or involuntary retirement, or resignation), if, as of the Termination Date, less than a proportionate part of the Common Shares subject to the LTIC Restricted Stock Grant granted to Meyer during the Guaranteed Compensation Period has vested, then an additional portion of those Common Shares shall vest immediately on the Termination Date so that, in the aggregate, a proportionate part has vested as of the Termination



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                           Date. For these purposes, "a proportionate part"
                           means the full number of Common Shares in the LTIC Restricted Stock Grant multiplied by a fraction, the numerator of which is the number of days between (x) January 1 of the calendar year in which the LTIC Restricted Stock Grant was made and (y) the last day of the Guaranteed Compensation Period, inclusive, and the denominator of which is 1095 (i.e., 365 times three).

                  If the Surviving Entity makes LTIC Restricted Stock Grants as provided in this 5.3(c), the Surviving Entity will have satisfied the Long Term Part.

6. Termination.

         6.1 Three Years following Notice of Non-Renewal. If either party gives written notice to the other of his or its intention to discontinue the otherwise automatic renewal of the term of Meyer's employment hereunder (a "Non-Renewal Notice"), that term will terminate on the third anniversary of the giving of the Non-Renewal Notice, except that if a Change of Control occurs before that third anniversary date and while Meyer remains employed by Key pursuant to this Agreement, the Non-Renewal Notice shall be automatically abrogated and thereafter treated as though it had never been given unless Meyer gives written notice, not later than 30 days after the occurrence of the Change of Control, that he desires to have the Non-Renewal Notice (whether it was given by Key or by Meyer) continue in effect. If either party gives the other a Non-Renewal Notice as provided in the immediately preceding sentence, that Non-Renewal Notice remains in effect through the third anniversary of the giving of that notice, and Meyer's employment continues through that third anniversary, Meyer's employment under this Agreement shall terminate at 12:00 Midnight on that third anniversary.

         6.2 Death or Disability. Meyer's employment hereunder will terminate immediately upon Meyer's death. Key may terminate Meyer's employment hereunder immediately upon giving notice of termination if Meyer is disabled, by reason of physical or mental impairment, to such an extent that he is unable to substantially perform his duties under this Agreement for 180 consecutive days.

         6.3 For "Cause" Absent a Change of Control. At any time that is either before the occurrence of any Change of Control or after the second anniversary of the then most recent Change of Control, Key may terminate Meyer's employment hereunder for "Cause" if :

         (a) Meyer commits a felony (other than felonious operation of a motor vehicle);

         (b) Meyer commits an act or series of acts of dishonesty in the course of his employment that are materially inimical to the best interests of Key or a Subsidiary as determined by Majority Action of the Board of Directors and, if the act or acts are capable of being cured, Meyer fails to cure or take all reasonable steps to cure within 30 days of notice from the Board of Directors to Meyer;


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         (c) Key or any Subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend Meyer's employment and such order or directive has not been vacated or reversed upon appeal;

         (d) Meyer continues to violate his obligation under Section 10.1 not to engage in Competitive Activities for more than ten days after the Board of Directors has by Majority Action advised him in writing to cease those activities; or

         (e) Other than for disability, Meyer abandons and consistently fails to attempt to perform his duties and responsibilities as specified from time to time by the Board of Directors for 90 consecutive days after the Board of Directors has by Majority Action advised him in writing of that failure.

         6.4 For "Cause" Within Two Years After a Change of Control. From the date on which occurs any Change of Control and thereafter through the second anniversary of that Change of Control, the Surviving Entity and its Subsidiaries may terminate Meyer's employment under this Agreement for "Cause" only if :

         (a) Meyer is convicted of a felony (other than felonious operation of a motor vehicle);

         (b) Meyer commits an act or series of acts of dishonesty in the course of his employment that are materially inimical to the best interests of the Surviving Entity or any of its Subsidiaries and that constitutes the commission of a felony (other than felonious operation of a motor vehicle), all as determined in good faith by the vote of three quarters of the entire number of members of the Board of Directors, which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination;

         (c) The Surviving Entity or any of its Subsidiaries has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend Meyer's employment and, notwithstanding the best efforts of the Surviving Entity and/or its relevant Subsidiary or Subsidiaries to oppose, initially, and to appeal, thereafter, the order or directive, that order or directive has not been vacated or reversed upon appeal; or

         (d) Meyer continues to violate his obligation under Section 10.1 not to engage in Competitive Activities for more than ten days after the Board of Directors has by Majority Action advised him in writing to cease those activities, that violation is material, and the fact that the violation both was material and so continued beyond that ten day period is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of determining whether the violation both was material and so continued beyond that ten day period.


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If (x) the Surviving Entity or any of its Subsidiaries terminates the employment of Meyer during the two year period beginning on the date of a Change of Control and at a time when it has "Cause" therefor under clause (c) above, (y) the order or directive is subsequently vacated or reversed on appeal and the vacation or reversal becomes final and no longer subject to further appeal, and (z) the Surviving Entity or any of its Subsidiaries fails to offer to reinstate Meyer to employment under this Agreement within ten days of the date on which the vacation or reversal becomes final and no longer subject to further appeal, the Surviving Entity and its Subsidiaries will be deemed to have terminated Meyer without Cause during the two year period beginning on the date of the Change of Control.

         6.5 By Key Without Cause. Key may terminate Meyer's employment hereunder without Cause at any time by Majority Action of the Board of Directors.

         6.6 By Meyer Following Constructive Termination at Any Time. Meyer may terminate his employment hereunder "on grounds of Constructive Termination" (and, if Meyer elects to terminate his employment in such circumstances, he will be deemed to have been "Constructively Terminated" and not to have "Voluntarily Resigned" or "Voluntarily Retired") if, at any time:

         (a) Meyer's Base Salary is reduced other than in connection with, and then only to the extent of, a general across-the-board salary reduction applicable to the executive officers of Key generally;

         (b) Meyer is excluded from full participation in any incentive, option, restricted stock, or other compensatory plan applicable to executive officers of Key generally;

         (c) Meyer is subject to Demotion or Removal;

         (d) Key requests Meyer's resignation or retirement at a time when Key does not have grounds to terminate Meyer's employment for Cause; or

         (e) Meyer's principal place of employment for Key is relocated outside of the Cleveland metropolitan area or Meyer is otherwise required by Key to relocate outside the Cleveland metropolitan area.

         6.7 By Meyer Following Constructive Termination Within Two Years After a Change of Control. At any time during the period beginning on the date on which occurs any Change of Control and thereafter through the second anniversary of that Change of Control, Meyer may terminate his employment hereunder "on grounds of Constructive Termination" (and, if Meyer elects to terminate his employment in such circumstances, he will be deemed to have been "Constructively Terminated" and not to have "Voluntarily Resigned" or "Voluntarily Retired") if he could then terminate his employment on any of the grounds of Constructive Termination listed under Section 6.6 or if:




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         (a) Meyer's Base Salary is reduced from the highest level in effect at any time during the one year period ending on the date of the Change of Control;

         (b) Meyer is excluded from full participation in any incentive, option, restricted stock, or other compensatory plan that was available to him and in effect at any time during the one year period ending on the date of the Change of Control (the "Pre-Change of Control Compensatory Plans") unless Meyer is provided with substitute incentive, option, restricted stock, and other compensatory plans that provide to Meyer, in the aggregate, at least substantially equivalent compensatory opportunities as would have been provided had the Pre- Change of Control Compensatory Plans remained in effect with Meyer as a full participant therein;

         (c) Following notice by Meyer to the Surviving Entity and an opportunity by the Surviving Entity to cure, the Surviving Entity fails to satisfy the Incentive Compensation Guaranty or the Option/SAR Guaranty or Meyer is otherwise excluded from full participation in any incentive, option, restricted stock, or other compensation plan that is generally applicable to executive officers of the Surviving Entity after the Change of Control;

         (d) The headquarters of the Surviving Entity is located outside of the Cleveland metropolitan area;

         (e) Meyer determines in good faith that his responsibilities, duties, or authorities with the Surviving Entity are materially reduced from those in effect before the Change of Control and the reduction has not been cured within thirty days after Meyer gives notice to the Board of Directors of the Surviving Entity of his election to terminate his employment based upon that reduction; or

         (f) Meyer determines in good faith that as a result of the Change of Control he is unable to carry out the authorities, powers, functions, responsibilities, or duties as Chairman of the Board of Directors and Chief Executive Officer as those authorities, powers, functions, responsibilities, or duties attached to those positions were in effect before the Change of Control and the Board of Directors of the Surviving Entity fails to fully address those issues (as determined by Meyer in good faith) within thirty days after Meyer gives notice to the Board of Directors of his determination under this clause (f) and the basis of such determination.

For purposes of clause (c), the Surviving Entity will be deemed to have had an opportunity to cure and to have failed to effect a cure if the failure to satisfy the Incentive Compensation Guaranty or the Option/SAR Guaranty, as the case may be, persists (as determined in good faith by Meyer) for more than thirty calendar days after Meyer has given notice to the Surviving Entity of the existence of that failure.


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7. Severance Payments and Benefits upon Termination.

         7.1 Termination by Key Without Cause, etc., or by Meyer Following Constructive Termination. If Meyer's employment is terminated by Key (or, if applicable, the Surviving Entity) for any reason other than Cause, disability, or death, or if Meyer is Constructively Terminated:

         (a) Base Salary through Termination Date. Key shall pay to Meyer, at the same time or times as would have been the case absent the termination, any unpaid Base Salary due or to become due to Meyer with respect to any period ending on or before the Termination Date.

         (b) Short Term Incentive Compensation through Termination Date. Key shall pay to Meyer, within 30 days after the Termination Date, as short term incentive compensation with respect to each short term incentive compensation plan in which Meyer is a participant, an amount equal to a pro rata portion of Meyer's targeted short term incentive compensation under that plan for the calendar year in which the Termination Date falls. For these purposes, a "pro rata portion" means the percentage figure determined by dividing the number of days between January 1 of the calendar year in question through the Termination Date, inclusive, by 365. Any amount paid by Key to Meyer pursuant to this Section 7.1(b) with respect to a particular short term incentive compensation plan in which Meyer is a participant shall reduce, but not below zero, the amount that Key is required to pay to Meyer under that plan as short term incentive compensation for the calendar year in which the Termination Date falls, but that short term incentive compensation plan shall in all other respects be governed by its terms.

         (c) Lump Sum Payment. Key shall pay to Meyer, within 30 days after the Termination Date, a lump sum severance benefit equal to three times the sum of (i) one year's Base Salary (at the highest rate in effect at any time before the Termination Date) plus (ii) his Average Annual Incentive Compensation;

         (d) Retirement and Savings Plan Participation. For the period beginning on the day after the Termination Date and ending on the third anniversary of the Termination Date (the "Continuing Benefit Period"), Key shall cause Meyer to continue to be covered by and to participate in all Retirement Plans and Savings Plans that he was entitled to be covered by and participating in as an officer of Key immediately before the Termination Date in the same manner and to the same extent as if Meyer continued in the full-time employ of Key throughout the Continuing Benefit Period, except where such coverage or participation is Impermissible. For these purposes: (i) the entire Continuing Benefit Period shall be included in determining Meyer's years of service, (ii) amounts received by Meyer under clause (c)(i) above shall be deemed to be base salary received by Meyer ratably during the Continuing Benefit Period, and (iii) amounts received by Meyer under clause (c)(ii) above shall be deemed to be incentive compensation


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         received by Meyer ratably during the Continuing Benefit Period and shall, if relevant, be allocated between short term incentive compensation and long term incentive compensation based on the degree to which awards of each type of incentive compensation were taken into account in determining Average Annual Incentive Compensation. If, at any time during the Continuing Benefit Period, Key determines in good faith that continuing Meyer's coverage by and participation in any of the Retirement Plans or any of the Savings Plans during the Continuing Benefit Period is Impermissible, Meyer shall not be covered by and participate in such affected plan or plans during the Continuing Benefit Period, but Key shall provide to Meyer under this Agreement, as a supplemental retirement benefit, payments and benefits that put Meyer in the same position that he would have been in had he continued to be covered by and participated in all such affected plan or plans throughout the Continuing Benefit Period to the same extent as he was a participant immediately before the Termination Date, with the supplemental payments and benefits under this sentence being payable to Meyer (or, if applicable, to his wife, estate, or designated beneficiary) at the same time and with the same payment options as would be applicable under the affected plan or plans in question.

         (e) Medical, Disability, and Group Term Life Coverage. Through the third anniversary of the Termination Date, Key shall continue to maintain in effect medical (including dental) coverage, disability coverage, and group term life insurance for the benefit of Meyer and his dependents at the same levels and subject to the same (by dollar amount) employee contribution requirement, if any, as had been in effect for the benefit of Meyer and his dependents before the Termination Date. After the third anniversary of the Termination Date, Meyer and his dependents shall be provided retiree medical benefits that are at least equal to those that Meyer and his dependents would have been entitled to under the Retiree Medical Benefits Plan if Meyer had retired from Key on the Termination Date after satisfying all eligibility requirements for retiree medical benefits under that plan. The retiree medical benefits shall be provided under the Retiree Medical Benefit Plan, with the cost thereof borne as between Key and Meyer and his dependents as provided in that plan, if and so long as that plan remains in effect and Meyer and his dependents are in fact eligible for the intended benefits thereunder. In all other circumstances, the retiree medical benefits shall be provided directly by Key, with the cost thereof borne as between Key and Meyer and his dependents in the same manner as would have been the case if the benefits had been provided under the Retiree Medical Benefits Plan rather than directly by Key.

         7.2 Effect of Death While in Employ of Key. If Meyer dies while employed by Key:

         (a) Key shall pay to Meyer's estate any unpaid Base Salary due or to become due to Meyer with respect to any period ending before his death and Key shall


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         have no further obligations to Meyer for Base Salary for any period after Meyer's death.

         (b) Key shall continue to maintain medical (including dental) coverage in effect (i) for the benefit of Meyer's wife, for her lifetime, and
         (ii) for the benefit of each of Meyer's children, through the earlier of the date on which he or she attains age 23 or has ceased for more than 120 consecutive days to be a full time student, in each case at Key's sole cost and at the highest levels as had been in effect for the benefit of Meyer's wife and each of his children, as the case may be, at any time before the Termination Date.

         (c) Upon his death, Meyer's rights under any other plan or benefit of Key shall be governed by the respective terms thereof.

         7.3 Effect of Disability While in Employ of Key. If, while Meyer is employed by Key, he becomes disabled, by reason of physical or mental impairment, to such an extent that he is unable to perform his duties under this
Agreement:

         (a) Key may relieve Meyer of his duties under this Agreement for as long as Meyer is so disabled.

         (b) Key shall pay to Meyer all Base Salary and incentive compensation to which he would have been entitled under this Agreement and under applicable incentive compensation plans had he continued to be actively employed by Key to the earliest of (i) the date on which he becomes eligible for payment of long term disability benefits under the Long Term Disability Benefit Plan, (ii) the date of his death, or (iii) the third anniversary of the first date on which his employment hereunder could have been terminated by Key pursuant to the second sentence of
         Section 6.2, except that if, after Meyer has become so disabled and before he is terminated by Key pursuant to the second sentence of
         Section 6.2, Meyer recovers so that he is no longer so disabled to such an extent that he is unable to perform his duties under this Agreement, Meyer shall be restored to his duties under this Agreement and entitled to the benefits of and subject to this Agreement as if no period of disability had occurred.

         (c) The amounts payable to Meyer for any month under this Section 7.3 shall be reduced, but not below zero, by the full amount of the payments, if any, received by Meyer for that month (i) from all Retirement Plans, (ii) from the Long Term Disability Plan, and (iii) from any other disability plan the entire cost of which is borne by Key.

         (d) For purposes of all incentive compensation, retirement, savings, stock option, restricted stock, disability, and other employee benefit and welfare plans or arrangements allowed or provided by Key to executive officers, Meyer shall be treated in the same manner that Key treats other executive officers who become disabled.

         (e) Except as provided in this Section 7.3, Key shall have no further obligations to Meyer for Base Salary or incentive compensation for any period during which Meyer is so disabled to such an extent that he is unable to perform his duties under this Agreement.

         (f) The payments provided for under this Section 7.3 shall be made as provided for in this Section notwithstanding any termination of Meyer's employment under the second sentence of Section 6.2.

         7.4 Effect of Termination for Cause. If Meyer's employment is terminated for Cause, Key may, by giving written notice to Meyer, terminate all its obligations remaining to be performed or observed by it under this Agreement (other than the obligation to pay Base Salary to Meyer through the Termination Date and the obligations of Key under Sections 11, 12.3, and 14 and, to the extent then applicable by its terms, Section 15), except no termination of Key's obligations under this Agreement shall affect Meyer's rights under any plan or benefit of Key, all of which shall be governed by their respective terms.

         7.5 Effect of Termination Upon Meyer's Voluntary Resignation or Voluntary Retirement. If Meyer's employment is terminated by Meyer's Voluntary Resignation or Voluntary Retirement, Key may, by giving written notice to Meyer, terminate all its obligations remaining to be performed or observed by it under this Agreement (other than the obligation to pay Base Salary to Meyer through the Termination Date, the obligations of Key under Sections 11, 12, and 14 and, to the extent then applicable by their respective terms, the obligations of Key under Sections 15, 16, and 17), except no termination of Key's obligations under this Agreement shall affect Meyer's rights under any plan or benefit of Key, all of which shall be governed by their respective terms.

       8. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Key's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that Key or any of its Subsidiaries may have against Meyer, except that the prohibition on set-off, counterclaim, recoupment, defense, or other claim contained in this sentence shall not apply if Meyer's employment is terminated by Key for Cause at any time that is either before the occurrence of any Change of Control or after the second anniversary of the then most recent Change of Control. Meyer shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. The amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by Meyer as the result of employment by another employer or otherwise after the termination of Meyer's employment. Neither the provisions of this Agreement nor the making of any payment provided for hereunder, nor the termination of Key's obligations under this Agreement, shall reduce any amounts otherwise payable, or in any way diminish Meyer's rights, under any incentive compensation plan, stock option or stock appreciation rights plan, restricted stock plan or agreement, deferred compensation, retirement, or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of Key or any Subsidiary, all of which shall be governed by their respective terms.

       9. Payments Are in Lieu of Severance Payments. If Meyer becomes entitled to receive payments under this Agreement as a result of termination of his employment, those payments shall be in lieu of any and all other claims or rights that Meyer may have against Key for severance, separation, and/or salary continuation pay upon that termination of his employment.

         10. Limitations on Competition.

                  10.1 During Employment. Meyer shall not engage in any Competitive Activity during the period of his employment with Key.

                  10.2 Two Years in Certain Circumstances. If Meyer's employment is terminated within two years after the occurrence of a Change of Control either by Key without Cause or by Meyer after he has been Constructively Terminated, Meyer shall not engage in any Competitive Activity during the two year period ending on the second anniversary of the Termination Date.

                  10.3 Three Years Following Any Other Termination. If Meyer's employment is terminated (whether by him, by Key, or otherwise) in any circumstances other than those expressly covered by Section 10.2 above, Meyer shall not engage in any Competitive Activity at any time during the three year period ending on the third anniversary of the Termination Date.

               10.4 No Further Obligation to Make Payments or Provide Benefits Following Continuing Breach. If Meyer continues to violate the restriction set forth in Section 10.2 or 10.3, as may be applicable, after the Board of Directors has advised him by Majority Action in writing to cease those activities and that violation is material, Key shall thereupon be relieved of all further obligations to make payments and provide benefits to Meyer under any of the provisions contained in
       Section 7.1. Meyer shall not be required to repay to Key any payment received by him before he began to engage in any such Competitive Activity.

                  10.5 Other Remedies. In addition to other remedies provided by law or equity, upon a breach by Meyer of any prohibition on Competitive Activity contained in this Section 10, Key shall be entitled to have a court of competent jurisdiction enter an injunction against Meyer restraining him from any further breach of any such prohibition.

         11. Indemnification. Key shall indemnify Meyer, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if Meyer is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Meyer is or was a director, officer, or employee of Key or any Subsidiary, or is or was serving at the request of Key or any Subsidiary as a director, trustee, officer, or employee of a bank, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 11 shall not be deemed exclusive of any other rights to which Meyer may be entitled under the articles of incorporation or the regulations of Key or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in Meyer's official capacity and as to action in another capacity while holding such office, and shall continue as to Meyer after Meyer has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of Meyer.

         12. Reimbursement of Certain Expenses.

                  12.1 Key shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Meyer, of defending any action brought to have this Agreement declared invalid or unenforceable.

                  12.2 Key shall pay, as incurred, all expenses, including the reasonable fees of counsel engaged by Meyer, of prosecuting any action to compel Key to comply with the terms of this Agreement upon receipt from Meyer of an undertaking to repay Key for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that Meyer had no reasonable grounds for bringing that action (which determination need not be made simply because Meyer fails to succeed in the action).

                  12.3 Expenses (including attorney's fees) incurred by Meyer in defending any action, suit, or proceeding commenced or threatened against Meyer for any action or failure to act as an employee, officer, or director of Key or any Subsidiary shall be paid by Key, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Meyer in which he agrees to reasonably cooperate with Key or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and (a) if the action, suit, or proceeding is commenced or threatened against Meyer for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Key or a Subsidiary or with reckless disregard for the best interests of Key or a Subsidiary or (b) if the action, suit, or proceeding is commenced or threatened against Meyer for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that he is not entitled to be indemnified. The obligation of Key to advance expenses provided for in this Section 12.3 shall not be deemed exclusive of any other rights to which Meyer may be entitled under the articles of incorporation or the regulations of Key or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise.

         13. Gross-Up of Payments Deemed to be Excess Parachute Payments.

                  13.1 Key and Meyer acknowledge that, following a Change of Control, one or more payments or distributions to be made by Key to or for the benefit of Meyer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a "Payment") may be determined to be an "excess parachute payment" that is not deductible by Key for Federal income tax purposes and with respect to which Meyer will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as "Section 280G" and "Section 4999"). If Meyer's employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Section 13, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to Key and to Meyer within 30 days after the Termination Date or such earlier time as is requested by Key. Key and Meyer shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. Key shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 13.

                  13.2 If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Meyer for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Key shall make additional cash payments to Meyer, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to Meyer, in such amounts as are necessary to put Meyer in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Meyer would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

                  13.3 If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Meyer for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Key shall make further additional cash payments to Meyer not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put Meyer in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Meyer would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

                  13.4 If Key desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under
         Section 4999, Meyer shall, upon receipt from Key of an unconditional written undertaking to indemnify and hold Meyer harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Key in that contest at Key's sole expense. Nothing in this Section 13.4 shall require Meyer to incur any expense other than expenses with respect to which Key has paid to Meyer sufficient sums so that after the payment of the expense by Meyer and taking into account the payment by Key with respect to that expense and any and all taxes that may be imposed upon Meyer as a result of his receipt of that payment, the net effect is no cost to Meyer. Nothing in this Section 13.4 shall require Meyer to extend the statute of limitations with respect to any item or issue in his tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Meyer receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Meyer shall promptly pay to Key such amount as will leave Meyer, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded excise tax had never been paid.

         14. Deferral of Payment of Compensation under Certain Circumstances.

                  14.1 Section Will Not Apply if a Change of Control Occurs. This Section 14 shall not apply to any compensation that, but for the application of this Section 14, would be payable by Key to Meyer in respect of the first calendar year in which a Change of Control occurs (the "Change Year") or in respect of any later calendar year. For example, if the Committee has given notice to Meyer, as contemplated by
         Section 14.2, that this Section 14 shall apply to compensation otherwise payable in respect of a particular calendar year and a Change of Control thereafter occurs during that calendar year, this Section 14 shall not apply to that compensation, notwithstanding the notice given by the Committee.

                  14.2 Section to Apply on an Annual Basis and Only If Timely Notice to that Effect Given by Committee. This Section 14 shall apply to any compensation that, but for this Section 14, is payable to Meyer in respect of any particular calendar year before the Change Year if, and only if, on or before March 31 of that particular calendar year, the Committee notifies Meyer in writing of the Committee's determination that this Section 14 shall so apply. If the Committee so determines and so provides Meyer with such a timely notice as to any such particular calendar year, this Section 14 shall apply according to its terms to all compensation that, but for this Section 14, becomes payable to Meyer in respect of that particular calendar year. Conversely, if the Committee does not so notify Meyer in writing on or before March 31 of any particular calendar year, this Section 14 will not apply to any compensation that, but for this Section 14, becomes payable to Meyer in respect of that particular calendar year. For purposes of this Section 14, compensation payable by Key to Meyer is "in respect of" a particular calendar year if it is compensation that, ignoring both (x) the effect, if any, of Section 162(m) and (y) the application of this Section 14, the compensation would be paid by Key to Meyer either during or shortly after that calendar year and would be deductible by Key in that calendar year (assuming, for these purposes, that Key has sufficient taxable income so that it can make use of all possible deductions during that calendar year).

                  14.3 Section 162(m). For purposes of this Section 14, the term "Section 162(m)" shall mean Section 162(m) of the Internal Revenue Code (which, as amended by the Revenue Reconciliation Act of 1993, prescribes rules disallowing deductions for certain "applicable employee remuneration" to any of five specified

         "covered employees" of a publicly held corporation in excess of $1,000,000 per year), as from time to time amended, and the corresponding provisions of any similar law subsequently enacted, and to all regulations issued under that section and any such provisions.

                  14.4 Deferral. Except as otherwise provided in either of
         Section 14.5 or Section 14.6, below, if this Section 14 applies with respect to any particular calendar year by reason of timely notice having been given by the Committee to Meyer with respect to that calendar year as contemplated by Section 14.2 and Key determines that, after giving effect to all applicable elective deferrals of compensation, any amount of compensation (including any Base Salary and any incentive compensation payable under any incentive compensation plan in which Meyer is a participant) otherwise payable to Meyer under this Agreement at any particular time in respect of that particular calendar year (the "Scheduled Time"),

                  (a) would not be deductible by Key if paid at the Scheduled Time by reason of the disallowance rules of Section 162(m), and

                  (b) would be deductible by Key if deferred until and paid during a later year, that amount of compensation shall be deferred until, and paid during, the year that is determined by Key to be the first year following the year of deferral during which the compensation can be paid without disallowance of the deduction for payment of the compensation by reason of
                  Section 162(m). If Key determines that in any year following the year of deferral a portion of, but not all of, the amounts deferred (together with interest thereon as provided in Section 14.7, below) can be paid without disallowance of the deduction, that portion that can be so paid shall be paid by Key during that year and the remainder, except as otherwise provided in Section 14.5 or Section 14.6, below, shall continue to be deferred until a later year.

                  14.5 Early Payout of Deferred Amount if Deferral is Determined to be Ineffective. If any amount of compensation is deferred under
         Section 14.4 with the expectation that it will be deductible by Key if paid in a later year and Key later determines that the compensation will not be deductible by Key even if payment thereof is deferred until a later year, then, within 30 days of the date on which that determination is made, the deferral with respect to that compensation shall terminate and Key shall pay that compensation to Meyer.

                  14.6 Payout Following Termination of Employment in All Events. On April 15 of the year immediately following the year in which Meyer ceases to be employed by Key, Key shall pay to Meyer, in a single lump sum, all amounts of compensation that have been deferred pursuant to this Section 14 and have not previously been paid so that, as of the close of business on that date, no amount of compensation will remain deferred under this Section 14 whether or not Key is entitled to a deduction with respect to the payment of that compensation.

                  14.7 Interest on Deferred Amounts. Upon payment of any amounts of compensation deferred for any period of time pursuant to this
         Section 14, Key shall pay to Meyer an additional amount equivalent to the interest that would have accrued on such deferred compensation if interest accrued thereon on a daily basis from the date on which that compensation would have been paid but for this Section 14 through the date on which that compensation is paid at a rate varying from month to month and equal to 50 basis points higher than the effective annual yield of the average of the Moody's Average Corporate Bond Yield Index for the previous month, as published by Moody's Investor Services, Inc. (or any successor published thereto), or, if such index is no longer published, a substantially similar index selected by the Accounting Firm, with interest compounded as of the end of each month.

                  14.8 Miscellaneous. Meyer's rights with respect to payment during his lifetime of any compensation deferred under this Section 14 shall not be subject to assignment. If Meyer dies before all compensation deferred under this Section 14 has been paid to him, any such unpaid compensation shall be paid, at the same time it would have been paid if Meyer had not died but had merely ceased to be an employee of Key on the date of his death (or, if earlier, on the last date he actually was an employee of Key), to his estate or, if Meyer shall so direct to Key in writing, to his wife or to a trust created by Meyer. The obligation of Key to make payments of compensation deferred pursuant to this Section 14 constitutes the unsecured promise of Key to make payments from its general assets as and when due and neither Meyer nor any person claiming through him shall have, as a result of this
         Section 14, any lien or claim on any assets of Key that is superior to the claims of the general creditors of Key.

         15. Vesting of Supplemental Retirement Benefit. Upon any termination of Meyer's employment with Key other than (a) a termination by Key for Cause before Meyer attains age 55 or (b) by Meyer's Voluntary Resignation before he attains age 55, Meyer will be treated as having satisfied all of the requirements for eligibility for and as being fully vested in a supplemental retirement benefit under the Supplemental Retirement Plan. Nothing in this Section 15 shall be deemed to create an inference that Meyer is not otherwise eligible for or fully vested in a supplemental retirement benefit under the Supplemental Retirement Plan and whether or not he is so otherwise eligible for or fully vested in such a benefit will be determined pursuant to the terms of the Supplemental Retirement Plan without reference to this Section 15.

         16. Vesting of, and Extension of Exercise Period for, Stock Options. All stock options (other than so-called "performance options," which are options that vest or become exercisable only if certain stock price and/or financial performance tests are achieved) granted to Meyer by Key after February 1, 2001 that remain outstanding on the Termination Date shall be deemed to have vested (to the extent not already vested) as of immediately prior to the termination of his employment unless Meyer's employment is terminated by Key for Cause, by Meyer's Voluntary Resignation before the fifth anniversary of the date of grant of the particular stock option, or as a result of death or disability. Each stock option (other than any performance option) granted to Meyer by Key after February 1, 2001 that remains outstanding and is vested on the Termination Date (whether pursuant to the immediately preceding sentence or otherwise) shall be exercisable after the Termination Date until that particular option's expiration date (which is the last date that the option would be exercisable in accordance with its terms if Meyer had continued in Key's employment indefinitely) unless Meyer's employment is terminated by Key for Cause or by Meyer's Voluntary Resignation before the fifth anniversary of the date of grant of the particular stock option. In the case of incentive stock options granted to Meyer by Key after February 1, 2001, this
Section 16 shall apply, recognizing however that failure to exercise the incentive stock option within the time periods after the Termination Date prescribed by the Internal Revenue Code may cause the option to fail to qualify for incentive stock option treatment under the Internal Revenue Code. If, in accordance with its terms and without regard to this Section 16, an option would vest earlier than is provided in this Section 16 or would be exercisable for a longer period than is provided in this Section 16, the terms of the option providing for earlier vesting and/or a longer period of exercisability, as the case may be, shall govern. Each stock option (other than performance options) granted to Meyer by Key after February 1, 2001 shall be deemed to contain the provisions of this Section 16 as a part of the award instrument evidencing such option.

         17. Post-Termination Benefits. Following termination of his employment with Key for any reason other than Cause, Voluntary Resignation, or death, Key shall continue to provide to Meyer the following benefits:

         (a) Payment of monthly membership dues at one country club, one luncheon club, and one professional or cultural group or association located in the Greater Cleveland metropolitan area.

         (b) Payment of the cost of tax preparation assistance but only to the extent and as long as Key provides this benefit to its executive officers.

         (c) Payment of the cost of an executive physical examination but only to the extent and as long as Key provides this benefit to its executive officers.

         (d) Payment of an amount equal to the meeting fee and payment of reasonable expenses for a meeting of the Board of Directors if Meyer attends Key's annual meeting of shareholders.

         (e) Use of office space and secretarial support in Key facilities in Cleveland for a period of two years following the Termination Date.

         18. Savings Clause. If any payments otherwise payable to Meyer under this Agreement are prohibited by any applicable statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Federal Deposit Insurance Corporation (the "FDIC") that limits so called "golden parachute payments" that can be made by an FDIC insured institution or its holding company if the institution is financially troubled and certain so-called "indemnification payments" (any such statute or regulation being a "Limiting Rule"):

         (a) Key will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency, and including using its best efforts to appeal any refusal by any such agency to grant its consent) to the payment by Key to Meyer of the maximum amount that is permitted (up to the amounts that would be due to Meyer under this Agreement or otherwise absent the Limiting Rule); and

         (b) Meyer will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Key plan or policy (including any severance, separation pay, and/or salary continuation plan that may be in effect at the time of Meyer's termination), up to the amounts that would be due to Meyer under this Agreement or otherwise absent the Limiting Rule.

         19. Survival of Obligations. Except as is otherwise expressly provided in this Agreement, the respective obligations of Key and Meyer hereunder shall survive any termination of Meyer's employment under this Agreement.

         20. Merger or Transfer of Assets of Key. Key will not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation shall assume this Agreement in a signed writing and deliver a copy thereof to Meyer. Upon such assumption the successor corporation shall become obligated to perform the obligations of Key under this Agreement, and the term "Key" as used in this Agreement shall be deemed to refer to such successor corporation.

         21. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (to the Secretary of Key in the case of notices to Key and to Meyer in the case of notices to Meyer) or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                  If to Key:

                           KeyCorp
                           127 Public Square
                           Cleveland, Ohio 44114-1306
                           Attention: Secretary

                  If to Meyer:
                           Mr. Henry L. Meyer III
                           3385 Roundwood Road
                           Hunting Valley, Ohio  44022

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         22. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

         23. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by

Meyer and Key. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         24. Prior Agreement. This Agreement supersedes the agreement entered into between Meyer and Key as of October 15, 1996 that provided Meyer certain protection in the event of a Change of Control of Key.

         25. Definitions.

                  25.1 Accounting Firm. The term "Accounting Firm" means the independent auditors of Key for the fiscal year preceding the earlier of (i) the year in which the Termination Date occurred, or (ii) the year, if any, in which occurred the first Change of Control occurring after the Effective Date, and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Key shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Key or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")).

                  25.2 Average Annual Incentive Compensation. The term "Average Annual Incentive Compensation" means the sum of Average Short Term Incentive Compensation, as defined in Section 25.4 below, and Average Long Term Incentive Compensation, as defined in Section 25.3 below. For purposes of this Agreement:

                  (a) incentive compensation means any cash based incentive compensation, including bonuses and is calculated before any reduction on account of deferrals;

                  (b) notwithstanding the fact that they are made in restricted stock rather than in cash, any LTIC Restricted Stock Grant shall be deemed to be long term incentive compensation;

                  (c) short term incentive compensation means incentive compensation for periods of time of one year or less;

                  (d) targeted short term incentive compensation means:

                           (i) if the short term incentive compensation plan, program, or arrangement in question designates a targeted amount or a targeted level of achievement applicable to Meyer, it means that targeted amount or level;

                           (ii) if the short term incentive compensation plan, program, or arrangement in question has only one level of payout applicable to Meyer (other than zero), it means that level (i.e.: the level other than zero);

                           (iii) if the short term incentive compensation plan, program, or arrangement in question does not designate a targeted amount or level of achievement applicable to Meyer but does have multiple anticipated levels of possible payout or achievement applicable to Meyer, it means (in each case excluding from consideration any level that results in zero payout) the middle level of payout or achievement applicable to Meyer (or if there are an even number of levels, the average of the two levels if there are only two levels or the average of the middle two levels if there are four or more levels); and

                           (iv) in all other cases, the amount anticipated or projected to be paid under the plan, program, or arrangement in question at the time the performance period in question commenced.

                  25.3 Average Long Term Incentive Compensation. The term "Average Long Term Incentive Compensation" means:

                  (a) if the Relevant Year is 2002, the dollar value of the 2002 LTIC Restricted Stock Grant;

                  (b) if the Relevant Year is 2003, the higher of:

                           (i) the dollar value of the 2002 LTIC Restricted Stock Grant, and

                           (ii) the dollar value of the 2003 LTIC Restricted Stock Grant; and

                  (c) if the Relevant Year is 2004 or any later year, the higher of

                           (i) the average of the dollar value of the LTIC Restricted Stock Grants made to Meyer in each of the two years immediately preceding the Relevant Year (e.g., the average of the 2003 LTIC Restricted Stock Grant and the 2004 LTIC Restricted Stock Grant if the Relevant Year is 2005), or, if for any reason an LTIC Restricted Stock Grant was made to Meyer in only one of those two immediately preceding years, the dollar value of the LTIC Restricted Stock Grant for that single year, and

                           (ii) the dollar value of the LTIC Restricted Stock Grant for the Relevant Year.

         For purposes of this Section 25.3, the dollar value of any LTIC Restricted Stock Grant means the aggregate Fair Market Value of the restricted Common Shares subject to that grant as of the date the grant is made, without regard to changes in Key's stock price after the date of grant or to any restrictions on those Common Shares.

                  25.4 Average Short Term Incentive Compensation. The term "Average Short Term Incentive Compensation" means the higher of:

                  (a) the average of the short term incentive compensation payable to Meyer for each of the last two years immediately preceding the Relevant Year or, if for any reason short term incentive compensation was payable to Meyer for only one of those two years, the amount of short term incentive compensation payable to Meyer for that year, and

                  (b) Meyer's targeted short term incentive compensation for the Relevant Year or for the year immediately preceding the Relevant Year, whichever is higher.

                  25.5 Base Salary. The term "Base Salary" means the salary payable to Meyer from time to time before any reduction for voluntary contributions to the KeyCorp 401(k) Plan or any other deferral under any other plan. Base Salary does not include imputed income from payment by Key of country club membership fees or other noncash benefits.

                  25.6 Board of Directors. The term "Board of Directors," when used other than with specific reference to another entity, means the Board of Directors of Key.

                  25.7 Change of Control. A "Change of Control" shall be deemed to have occurred if, at any time after the date of this Agreement and while Meyer remains in the employ of Key, there is a Change of Control under any of clauses (a), (b), (c), or (d) below. For these purposes, Key will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Section 25.7, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of Key or any successor to Key.

                  (a) A Change of Control will have occurred under this clause
                  (a) if Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either

                           (i) immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to the transaction, or

                           (ii) immediately after giving effect to that transaction, individuals who were directors of Key on the day before the first public announcement of (x) the pendency of the transaction or (y) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key.



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
                  (b) A Change of Control will have occurred under this clause
                  (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of Key or any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 35% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or
                  Schedule 14D-1 (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this clause (b));

                  (c) A Change of Control will have occurred under this clause
                  (c) if either

                           (i) without the prior approval, solicitation, invitation, or recommendation of the Board of Directors any person or entity makes a public announcement of a bona fide intention (A) to engage in a transaction with Key that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to "solicit" (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Board of Directors, or

                           (ii) any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of Key (pursuant to Regulation 14A, including Rule 14a-11, under the 1934 Act), and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of Key (the "Incumbent Directors") cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by Key's shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board of Directors, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be a majority of the Board of Directors was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause (i) or (ii) of this clause (c).

                  For purposes of this clause (c), the term "Change Event" shall mean any of the events described in the following subclauses
                  (x), (y), or (z) of this clause (c):

                           (x) A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of Key or any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 25% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this subclause (x)).

                           (y) Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key were directors of Key immediately prior to such transaction.

                           (z) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Key.

                  (d) A Change of Control will have occurred under this clause
                  (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Key.

                  25.8 Committee. The term "Committee" means the Compensation and Organization Committee of the Board of Directors of Key or any successor to that committee.

                  25.9 Common Shares. The term "Common Shares" means common shares of Key.

                  25.10 Competitive Activity. Meyer shall be deemed to have engaged in "Competitive Activity" if he engages, without Key's prior written consent, in any business or business activity in which Key or any of its Subsidiaries engages, including, without limitation, engaging in any business activity in the banking or financial services industry (other than as a director, officer, or employee of Key or any of its Subsidiaries) or has an ownership interest in, or serves as a director, officer, agent, or employee of, or in any other capacity with, any Financial Services Company or renders services of a consultative, advisory, or other nature to any Financial Services Company. Notwithstanding the foregoing, Meyer will not be deemed to have engaged in Competitive Activity solely because of any one or more investments he may make in any one or more for profit entity or entities, none of which is a Financial Services Company, or solely because he owns stock in a publicly held Financial Services Company that constitutes not more than 1% of the outstanding stock of that Financial Services Company.

                  25.11 Day. A "day" as used in this Agreement means a calendar day unless business day is specifically referred to.

                  25.12 Demotion or Removal. Meyer shall be deemed to have been subjected to "Demotion or Removal:"

                  (a) if Meyer ceases to be Chairman of the Board of Key (or, after a Change of Control, of the Surviving Entity) at any time before the expiration of the term of his employment pursuant to Section 6.1, other than as a result of the termination of his employment by Key for Cause or of his Voluntary Resignation or Voluntary Retirement, death, or disability,

                  (b) if Meyer ceases to be or have the responsibilities, duties, or authorities of Chief Executive Officer of Key (or, after a Change of Control, of the Surviving Entity) at any time before the expiration of the term of his employment pursuant to Section 6.1, other than as a result of the termination of his employment by Key for Cause or of his Voluntary Resignation or Voluntary Retirement, death, or disability, or

                  (c) if Meyer ceases to be a director of Key (or, after a Change of Control, of the Surviving Entity) at any time before the expiration of the term of his employment pursuant to
                  Section 6.1, other than as a result of the termination of his employment by Key for Cause or of his Voluntary Resignation or Voluntary Retirement, death, or disability.

                  25.13 Fair Market Value. The term "Fair Market Value" with respect to Common Shares means:

                  (a) if the Common Shares are traded on a national exchange, the mean between the high and low sales price per Common Share on the national exchange on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares, or

                  (b) if the Common Shares are not traded on a national exchange, the mean between the high and low sales price per Common Share in the over-the-counter market, National Market System, as report by the National Quotations Bureau, Inc. and NASDAQ on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares.

                  25.14 Financial Services Company. The term "Financial Services Company" means a bank, bank holding company, savings and loan association, building and loan association, savings and loan holding company, insurance company, investment banking, or securities company, or other financial services company, other than Key or any of its Subsidiaries.

                  25.15 Impermissible. The term "Impermissible," when used in the context of Meyer's continued coverage by and participation in any of the Retirement Plans or Savings Plans shall mean that such a continuation would violate the provisions of any such plan, would cause any such plan that is or is intended to be qualified under Section 401(a) of the Internal Revenue Code to fail to be so qualified, would require shareholder approval, or would be unlawful.

                  25.16 Long Term Disability Plan. The term "Long Term Disability Plan" means and includes the KeyCorp Long Term Disability Plan as from time to time amended, restated, or otherwise modified, including any long term disability plan or program that, after the Effective Date, succeeds, replaces, or is substituted for that plan and includes long term disability benefits or rights provided pursuant to or under insurance contracts maintained by Key applicable to executive officers of Key.

                  25.17 LTIC Restricted Stock Grant. The term "LTIC Restricted Stock Grant" means the grant, if any, of restricted stock made by the Committee to Meyer during any particular year as part of Key's ongoing compensation program. For greater clarity, for purposes of this
         Agreement:

                  (a) The grant of 42,025 shares of restricted stock made by the Committee to Meyer pursuant to the KeyCorp Chief Executive Officer Restricted Stock Plan by resolution adopted January 17, 2002, which provided for vesting of one-half of the restricted stock subject to the grant (the "Time Lapse Restricted Shares") on December 31, 2004 (or earlier in certain circumstances involving Meyer's termination following a Change of Control) and for vesting of the remaining one-half of the restricted stock subject to the grant (the "Performance Accelerated Restricted Shares") on December 31, 2008 (or earlier if a stock price performance test specified in the resolution is met or if a Change of Control occurs on or before December 31, 2004) does constitute an LTIC Restricted Stock Grant.

                  (b) By a further resolution adopted January 17, 2002, the Committee also granted to Meyer an additional 21,015 shares of restricted stock, also pursuant to the KeyCorp Chief Executive Officer Restricted Stock Plan. This smaller grant (i) includes Time Lapse Restricted Shares that vest on December 31, 2003 (or earlier), rather than on December 31, 2004 (or earlier),
                  (ii) is not, for purposes of this Agreement, considered to be an LTIC Restricted Stock Grant, and (iii) is to be ignored when calculating Meyer's Average Long Term Incentive Compensation.

                  (c) The 42,025 share LTIC Restricted Stock Grant made to Meyer in 2002 is referred to in this Agreement as the "2002 LTIC Restricted Stock Grant." The terms "2003 LTIC Restricted Stock Grant," "2004 LTIC Restricted Stock Grant," etc. similarly refer to LTIC Restricted Stock Grants, if any, made to Meyer by resolution adopted by the Committee in the specified year.

                  25.18 Majority Action. The term "Majority Action," when used in reference to the Board of Directors, means an action taken by the affirmative vote of a majority of the entire number of members of the Board of Directors.

                  25.19 Relevant Year. The term "Relevant Year" means the year in which the Termination Date occurs unless, during the two year period ending on the Termination Date, there has occurred one or more Changes of Control, in which case the term "Relevant Year" means the year in which occurred the first Change of Control that occurred during that two year period.

               25.20 Retiree Medical Benefits Plan. The term "Retiree Medical Benefits Plan" means and includes the KeyCorp Medical Benefits Plan For Retirees as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for that plan.

                  25.21 Retirement Plans. The term "Retirement Plans" means and includes the KeyCorp Cash Balance Pension Plan, which succeeded by merger the Retirement Plan for Employees of Society Corporation and Subsidiaries, and the Supplemental Retirement Plan, in all cases, as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for any such plan, and all retirement plans of any nature maintained by Key or any of its Subsidiaries in which Meyer was participating prior to the Termination Date. Reference to a "Retirement Plan," in the singular, means any of the Retirement Plans.

                  25.22 Savings Plan. The term "Savings Plans" means and includes the KeyCorp 401(k) Savings Plan and the KeyCorp Excess 401(k) Savings Plan, in both cases, as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for either such plan, and all salary reduction, savings, profit-sharing, or stock bonus plans (including, without limitation, all plans involving employer matching contributions, whether or not constituting a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code), maintained by Key or any of its Subsidiaries in which Meyer was participating prior to the Termination Date. Reference to a "Savings Plan," in the singular, shall mean any of the Savings Plans.

                  25.23 Subsidiary. The term "Subsidiary," as of any time, means any corporation, bank, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at that time by Key or, after a Change of Control, by the Surviving Entity.

                  25.24 Surviving Entity. The term "Surviving Entity" means the entity surviving or resulting from any Change of Control involving Key or (if Key becomes a subsidiary in the transaction) the ultimate parent of Key.

                  25.25 Supplemental Retirement Plan. The term "Supplemental Retirement Plan" means the KeyCorp Supplemental Retirement Plan, which succeeded by merger the Amended and Restated Society Corporation Supplemental Retirement Plan, in all cases, as from time to time amended, restated, or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for the KeyCorp Supplemental Retirement Plan.

                  25.26 Termination Date. The term "Termination Date" means the date on which Meyer's employment with Key and its Subsidiaries terminates.

               25.27 Voluntary Resignation. The term "Voluntary Resignation" means a termination by Meyer of his employment with Key and its Subsidiaries before the expiration of the term of his employment pursuant to Section 6.1 by voluntarily resigning at his own instance without having been requested to so resign by Key, provided, however:

                  (a) A resignation by Meyer will not be deemed to be a Voluntary Resignation if it occurs at a time when Meyer is entitled to terminate his employment on grounds of Constructive Termination;

                  (b) Meyer will not be considered to have Voluntarily Resigned if he retires at any time on or after February 1, 2011; and

                  (c) Meyer will not be considered to have Voluntarily Resigned if he retires at any time before February 1, 2011 with the approval of the Board of Directors or the Committee.

                  25.28 Voluntary Retirement. The term "Voluntary Retirement" means a termination by Meyer of his employment with Key and its Subsidiaries by voluntarily retiring at his own instance without having been requested to so retire by Key, except that any retirement by Meyer will not be deemed to be a Voluntary Retirement if it occurs at a time when Meyer is entitled to terminate his employment on grounds of Constructive Termination.

         IN WITNESS WHEREOF, Key and Meyer have executed this Agreement, Key by its duly authorized Vice Chairman of the Board, as of the date first written above.

                                              KEYCORP


                                              By: _____________________________
                                                   Thomas C. Stevens
                                                   Vice Chairman of the Board



                                                   _____________________________
                                                   HENRY L. MEYER III





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